Exhibit 10.17

Written Description of Consulting Arrangement with John Leonesio.

Effective January 1, 2014, John Leonesio resigned as chief executive officer of The Joint Corp. and became non-executive chairman of The Joint Corp.’s board of directors. The Joint Corp. agreed to pay Mr. Leonesio a consulting fee in connection with his service as non-executive chairman of the board and his ongoing provision of consulting services on an “as needed” basis. The consulting fee was established at the rate of $90,000 annually, payable in monthly installments.

This arrangement may be terminated by either party without notice and without penalty.